DraftKings Reports Fourth Quarter Revenue of $1,231 Million; Raises 2024 Revenue Guidance Midpoint to $4.775 Billion and 2024 Adjusted EBITDA Guidance Midpoint to $460 Million

Boston, MA – February 15, 2024 — DraftKings Inc. (Nasdaq: DKNG) (“DraftKings” or the “Company”) today announced its fourth quarter and fiscal year 2023 financial results. The Company also posted a letter to shareholders and an earnings presentation on the Investor Relations section of its website at investors.draftkings.com.

Fourth Quarter 2023 Highlights

For the three months ended December 31, 2023, DraftKings reported revenue of $1,231 million, an increase of $376 million, or 44%, compared to $855 million during the same period in 2022. The increase in the Company’s fourth quarter 2023 revenue was driven primarily by continued healthy customer engagement, efficient acquisition of new customers, the expansion of the Company’s Sportsbook product offering into new jurisdictions, and product innovation leading to increased parlay mix and thus higher structural sportsbook hold percentage. Customer-friendly sport outcomes primarily in the final two weeks of November impacted DraftKings’ revenue and Adjusted EBITDA in the fourth quarter of 2023 by approximately ($175) million and approximately ($126) million, respectively.

“DraftKings ended 2023 with excellent performance across customer acquisition, retention and engagement as well as structural sportsbook hold percentage despite the worst stretch of sport outcomes we have seen as a public company in the fourth quarter,” said Jason Robins, DraftKings’ Chief Executive Officer and Co-founder. “Looking ahead to 2024 and beyond, our focus remains on disciplined execution against our core value drivers, an unwavering commitment to customer centricity, and fulfilling our product roadmap to consistently differentiate ourselves competitively.”

“In 2023 we delivered on our commitments to generate outstanding revenue growth and drive significant operating efficiencies,” said Jason Park, DraftKings’ Chief Financial Officer. “Based on continued strong underlying fundamentals through the first six weeks of 2024 on top of excellent customer acquisition in the fourth quarter, we are raising the midpoint of our fiscal year 2024 revenue guidance range to $4.775 billion from $4.65 billion and the midpoint of our fiscal year 2024 Adjusted EBITDA guidance range to $460 million from $400 million. We expect 2024 to mark our first full year of positive Adjusted EBITDA, demonstrating clear progress toward the goals we presented at our November 2023 Investor Day.”

Continued Healthy Growth in Customer Retention, Acquisition, and Engagement
•Monthly Unique Payers (“MUPs”) increased to 3.5 million average monthly unique paying customers in the fourth quarter of 2023, representing an increase of 37% compared to the fourth quarter of 2022. This increase reflects strong customer acquisition and retention across DraftKings’ Sportsbook and iGaming products as well as the expansion of its Sportsbook product into new jurisdictions.

•Average Revenue per MUP (“ARPMUP”) was $116 in the fourth quarter of 2023, representing a 6% increase compared to the same period in 2022. This increase was primarily due to an increase in the Company’s structural sportsbook hold rate, partially offset by customer-friendly sport outcomes. The increase in ARPMUP in the fourth quarter of 2023 would have been 22% when adjusting for customer-friendly sport outcomes.

•Detailed financial data and other information for the fourth quarter of 2023 is available in the financial statements set forth below under the caption “Financial Results.”

Raising Fiscal Year 2024 Revenue and Adjusted EBITDA Guidance
•DraftKings is raising its fiscal year 2024 revenue guidance to a range of $4.65 billion to $4.90 billion from the range of $4.50 billion to $4.80 billion, which the Company previously announced on November 2,

2023. The Company’s updated 2024 revenue guidance range equates to year-over-year growth of 27% to 34%.

•DraftKings is also increasing its fiscal year 2024 Adjusted EBITDA guidance. The Company now expects fiscal year 2024 Adjusted EBITDA of between $410 million and $510 million compared to its prior fiscal year 2024 Adjusted EBITDA guidance of between $350 million and $450 million, which the Company previously announced on November 2, 2023.

•The Company’s revenue and Adjusted EBITDA guidance for fiscal year 2024 includes all of its existing jurisdictions as well as mobile sports betting in Puerto Rico and North Carolina, which have authorized mobile sports betting and collectively represent approximately 4% of the U.S. population. DraftKings expects to launch its Sportsbook product in North Carolina on March 11, 2024 pending market access, licensure, regulatory approvals, and contractual approvals where applicable.

•DraftKings’ revenue and Adjusted EBITDA guidance for fiscal year 2024 excludes the estimated impact of the Company’s proposed acquisition of Jackpocket, which DraftKings will incorporate into its guidance following the close of the proposed acquisition.

Mobile Sports Betting and iGaming Footprint
•Following the launches of its Sportsbook product in Maine on November 3, 2023 and in Vermont on January 11, 2024, DraftKings is live with mobile sports betting in 24 states that collectively represent approximately 46% of the U.S. population.

•DraftKings is also live with iGaming in 5 states, representing approximately 11% of the U.S. population.

•DraftKings is live with its Sportsbook and iGaming products in Ontario, Canada, which represents approximately 40% of Canada’s population.

•North Carolina and Puerto Rico have authorized mobile sports betting and collectively represent approximately 4% of the U.S. population. DraftKings expects to launch its Sportsbook product in North Carolina on March 11, 2024 pending market access, licensure, regulatory approvals, and contractual approvals where applicable.

•To date in 2024, 7 states that collectively represent approximately 11% of the U.S. population have either introduced legislation to legalize mobile sports betting or introduced a bill that may result in a mobile sports betting referendum during an upcoming election. In addition, 5 states that collectively represent approximately 12% of the U.S. population have either introduced legislation to legalize iGaming or introduced a bill that may result in an iGaming referendum during an upcoming election.
Webcast and Conference Call Details
As previously announced, DraftKings will host a conference call and audio webcast tomorrow, Friday, February 16, 2024, at 8:30 a.m. ET, during which management will discuss the Company’s results for the quarter and provide commentary on business performance. A question-and-answer session will follow the prepared remarks.

To listen to the audio webcast and live question and answer session, please visit DraftKings’ investor relations website at investors.draftkings.com. A live audio webcast of the earnings conference call will be available on the Company’s website at investors.draftkings.com, along with a copy of this press release, the Company’s Annual Report on Form 10-K, an earnings presentation and a letter to shareholders. The audio webcast will be available on the Company’s investor relations website until 11:59 p.m. ET on March 31, 2024.

Financial Results
DraftKings’ fourth quarter and full-year 2023 financial results, as well as the financial results for their respective comparative periods, are presented below:

DRAFTKINGS INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands, except par value)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$1,270,503	$1,309,172
Restricted cash	11,700	—
Cash reserved for users	341,290	469,653
Receivables reserved for users	301,770	160,083
Accounts receivables	47,539	51,097
Prepaid expenses and other current assets	98,565	94,836
Total current assets	2,071,367	2,084,841
Property and equipment, net	60,695	60,102
Intangible assets, net	690,620	776,934
Goodwill	886,373	886,373
Operating lease right-of-use assets	93,985	65,957
Equity method investments	10,280	10,080
Deposits and other non-current assets	131,546	155,865
Total assets	$3,944,866	$4,040,152

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$639,599	$517,587
Liabilities to users	851,898	686,173
Operating lease liabilities, current portion	11,499	4,253
Other current liabilities	46,624	38,444
Total current liabilities	1,549,620	1,246,457
Convertible notes, net of issuance costs	1,253,760	1,251,103
Non-current operating lease liabilities	80,827	69,332
Warrant liabilities	63,568	10,680
Long-term income tax liabilities	72,810	69,858
Other long-term liabilities	83,975	70,029
Total liabilities	$3,104,560	$2,717,459
Commitments and contingent liabilities (Note 7 and Note 15)

Stockholders’ equity:
Class A common stock, $0.0001 par value; 900,000 shares authorized as of December 31, 2023 and December 31, 2022, respectively; 484,598 and 459,265 shares issued and 472,697 and 450,575 outstanding at December 31, 2023 and December 31, 2022, respectively	$46	$45
Class B common stock, $0.0001 par value; 900,000 shares authorized as of December 31, 2023 and December 31, 2022; 393,014 shares issued and outstanding at December 31, 2023 and December 31, 2022	39	39
Treasury stock, at cost; 11,901 and 8,690 shares as of December 31, 2023 and December 31, 2022, respectively	(412,182)	(332,133)
Additional paid-in capital	7,149,858	6,750,055
Accumulated deficit	(5,933,943)	(5,131,801)
Accumulated other comprehensive income	36,488	36,488
Total stockholders’ equity	840,306	1,322,693
Total liabilities and stockholders’ equity	$3,944,866	$4,040,152

Due to the timing of the consummation of the Company’s acquisition of Golden Nugget Online Gaming, Inc. (“GNOG” and such acquisition, the “GNOG Transaction”), the above periods, to the extent applicable, exclude GNOG’s operations prior to the closing date of May 5, 2022.

DRAFTKINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in thousands, except loss per share data)

	Three Months Ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Revenue	$1,230,857	$855,133	$3,665,393	$2,240,461
Cost of revenue	716,658	485,435	2,292,175	1,484,273
Sales and marketing	290,775	345,282	1,200,718	1,185,977
Product and technology	88,157	83,394	355,156	318,247
General and administrative	179,076	173,244	606,569	763,720
Loss from operations	(43,809)	(232,222)	(789,225)	(1,511,756)
Other income (expense):
Interest income	18,792	10,992	58,418	21,353
Interest expense	(688)	(668)	(2,679)	(2,651)
(Loss) gain on remeasurement of warrant liabilities	(12,716)	9,197	(57,543)	29,396
Other (loss) gain, net	929	(19,866)	(224)	20,700
Loss before income tax provision (benefit) and loss (income) from equity method investment	(37,492)	(232,567)	(791,253)	(1,442,958)
Income tax (benefit) provision	6,860	9,714	10,170	(67,866)
Loss (income) from equity method investment	269	416	719	2,895
Net loss attributable to common stockholders	$(44,621)	$(242,697)	$(802,142)	$(1,377,987)

Loss per share attributable to common stockholders:
Basic and diluted	$(0.10)	$(0.53)	$(1.73)	$(3.16)

Due to the timing of the consummation of the GNOG Transaction, the above periods, to the extent applicable, exclude GNOG’s operations prior to the closing date of May 5, 2022.

DRAFTKINGS INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Amounts in thousands, except earnings (loss) per share data)

	Three Months Ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Adjusted EBITDA	$151,018	$(49,927)	$(151,035)	$(721,781)
Adjusted Earnings (Loss) Per Share*	$0.29	$(0.14)	$(0.41)	$(1.77)

Due to the timing of the consummation of the GNOG Transaction, the above periods, to the extent applicable, exclude GNOG’s operations prior to the closing date of May 5, 2022.

DRAFTKINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in thousands)

	Year ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net loss attributable to common shareholders	$(802,142)	$(1,377,987)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	201,920	169,252
Non-cash interest expense, net	386	870
Stock-based compensation expense	398,463	578,799
Loss (gain) on remeasurement of warrant liabilities	57,543	(29,396)
Loss (gain) from equity method investment	719	2,895
Loss (gain) on marketable equity securities and other financial assets, net	75	(10,999)
Deferred income taxes	5,849	(73,407)
Other expenses, net	554	(7,268)
Change in operating assets and liabilities, net of effect of acquisitions:
Receivables reserved for users	(141,687)	(105,320)
Accounts receivables	3,558	2,506
Prepaid expenses and other current assets	2,451	(26,217)
Deposits and other non-current assets	(19,355)	(4,921)
Operating leases, net	6,558	1,304
Accounts payable and accrued expenses	103,593	95,269
Liabilities to users	165,725	152,985
Long-term income tax liability	2,952	(9,267)
Other long-term liabilities	11,087	15,383
Net cash flows used in operating activities	(1,751)	(625,519)
Cash Flows from Investing Activities:
Purchases of property and equipment	(20,902)	(32,402)
Cash paid for internally developed software costs	(80,378)	(64,030)
Acquisition of gaming licenses	(12,105)	(7,213)
Proceeds from (purchase of) marketable equity securities and other financial assets	24,425	—
Cash paid for acquisitions, net of cash acquired	—	(96,507)
Other investing activities, net	(1,400)	(8,614)
Net cash flows used in investing activities	(90,360)	(208,766)
Cash Flow from Financing Activities:
Proceeds from exercise of warrants	288	44
Purchase of treasury stock	(80,049)	(25,519)
Proceeds from exercise of stock options	16,540	8,743
Net cash flows (used in) provided by financing activities	(63,221)	(16,732)
Net decrease in cash and cash equivalents, restricted cash, and cash reserved for users	(155,332)	(851,017)
Cash and cash equivalents, restricted cash, and cash reserved for users at the beginning of period	1,778,825	2,629,842
Cash and cash equivalents, restricted cash, and cash reserved for users at the end of period	$1,623,493	$1,778,825

Disclosure of cash and cash equivalents, restricted cash, and cash reserved for users
Cash and cash equivalents	$1,270,503	$1,309,172
Restricted cash	11,700	—
Cash reserved for users	341,290	469,653
Cash and cash equivalents, restricted cash, and cash reserved for users at the end of period	$1,623,493	$1,778,825

Supplemental Disclosure of Noncash Investing and Financing Activities:
Investing activities included in accounts payable and accrued expenses	569	9,155
Equity consideration issued for acquisitions	—	460,128
Decrease in warrant liabilities from cashless exercise of warrants	4,654	—
Supplemental Disclosure of Cash Activities:
(Decrease) increase in cash reserved for users	(128,363)	(7,297)
Cash paid for interest	—	—
Cash paid for income taxes, net of refunds	8,341	10,366
Due to the timing of the consummation of the GNOG Transaction, the above periods, to the extent applicable, exclude GNOG’s operations prior to the closing date of May 5, 2022.

Non-GAAP Financial Measures

This press release includes Adjusted EBITDA and Adjusted Earnings (Loss) Per Share, which are non-GAAP financial measures that DraftKings uses to supplement its results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes Adjusted EBITDA and Adjusted Earnings (Loss) Per Share are useful in evaluating its operating performance, similar to measures reported by its publicly-listed U.S. competitors, and regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA and Adjusted Earnings (Loss) Per Share are not intended to be substitutes for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

DraftKings defines and calculates Adjusted EBITDA as net income (loss) before the impact of interest income or expense (net), income tax provision or benefit, and depreciation and amortization, and further adjusted for the following items: stock-based compensation; transaction-related costs; litigation, settlement and related costs; advocacy and other related legal expenses; gain or loss on remeasurement of warrant liabilities; and other non-recurring and non-operating costs or income, as described in the reconciliation below.

DraftKings defines and calculates Adjusted Earnings (Loss) Per Share as basic and diluted loss per share attributable to common stockholders before the impact of amortization of acquired intangible assets; stock-based compensation; transaction-related costs; litigation, settlement and related costs; advocacy and other related legal expenses; gain or loss on remeasurement of warrant liabilities; and other non-recurring and non-operating costs or income, as described in the reconciliation below.

DraftKings includes these non-GAAP financial measures because they are used by management to evaluate the Company’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA and Adjusted Earnings (Loss) Per Share exclude certain expenses that are required in accordance with GAAP because they are non-recurring items (for example, in the case of transaction-related costs and advocacy and other related legal expenses), non-cash expenditures (for example, in the case of amortization of acquired intangible assets, depreciation and amortization, remeasurement of warrant liabilities and stock-based compensation), or non-operating items which are not related to the Company’s underlying business performance (for example, in the case of interest income and expense and litigation, settlement and related costs).

The unaudited table below presents the Company’s Adjusted EBITDA reconciled to its net loss, which is the most directly comparable financial measure calculated in accordance with GAAP, for the periods indicated:

	Three Months Ended December 31,		Year ended December 31,
(amounts in thousands)	2023	2022	2023	2022
Net Loss	$(44,621)	$(242,697)	$(802,142)	$(1,377,987)
Adjusted for:
Depreciation and amortization (1)	55,198	48,623	201,920	169,252
Interest (income) expense, net	(18,104)	(10,324)	(55,739)	(18,702)
Income tax (benefit) provision	6,860	9,714	10,170	(67,866)
Stock-based compensation (2)	113,517	130,161	398,463	578,799
Transaction-related costs (3)	1,954	2,285	3,060	17,315
Litigation, settlement, and related costs (4)	23,910	1,224	34,500	7,010
Advocacy and other related legal expenses (5)	—	—	—	16,558
Loss (gain) on remeasurement of warrant liabilities	12,716	(9,197)	57,543	(29,396)
Other non-recurring, special project and non-operating (income) costs (6)	(412)	20,284	1,190	(16,764)
Adjusted EBITDA	$151,018	$(49,927)	$(151,035)	$(721,781)
Due to the timing of the consummation of the GNOG Transaction, the above periods, to the extent applicable, exclude GNOG’s operations prior to the closing date of May 5, 2022.

(1)The amounts include the amortization of acquired intangible assets of $29.3 million and $30.0 million for the three months ended December 31, 2023 and 2022, respectively, and $117.3 million and $106.1 million for the years ended 2023 and 2022, respectively.
(2)Reflects stock-based compensation expenses resulting from the issuance of awards under incentive plans.
(3)Includes capital markets advisory, consulting, accounting and legal expenses related to evaluation, negotiation and integration costs incurred in connection with proposed, pending or completed transactions and offerings, including costs related to the GNOG Transaction.
(4)Primarily includes external legal costs related to litigation and litigation settlement costs deemed unrelated to DraftKings’ core business operations.
(5)Reflects non-recurring and non-ordinary course costs relating to advocacy efforts and other legal expenses in jurisdictions where DraftKings does not operate certain product offerings and is actively seeking licensure, or similar approval, for those product offerings. This adjustment excludes (i) costs relating to advocacy efforts and other legal expenses in jurisdictions where DraftKings does not operate that are incurred in the ordinary course of business and (ii) costs relating to advocacy efforts and other legal expenses incurred in jurisdictions where related legislation has been passed and DraftKings currently operates. For 2022, those costs primarily related to our support of Proposition 27 in California.
(6)Primarily includes the change in fair value of certain financial assets, as well as the Company’s equity method share of the investee’s losses and other costs relating to non-recurring and non-operating items.

The unaudited table below presents the Company’s Adjusted Earnings (Loss) Per Share reconciled to its basic loss per share attributable to common stockholders, which is the most directly comparable financial measure calculated in accordance with GAAP, for the periods indicated:

	Three Months Ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Basic loss per share attributable to common stockholders	$(0.10)	$(0.54)	$(1.73)	$(3.16)
Adjusted for:
Amortization of acquired intangible assets	0.06	0.06	0.25	0.24
Discrete tax provision (benefit) attributed to the GNOG acquisition	—	0.02	—	(0.16)
Stock-based compensation (1)	0.24	0.29	0.86	1.33
Transaction-related costs (2)	—	—	0.01	0.03
Litigation, settlement, and related costs (3)	0.05	0.01	0.07	0.02
Advocacy and other related legal expenses (4)	—	—	—	0.04
Loss (gain) on remeasurement of warrant liabilities	0.03	(0.02)	0.12	(0.07)
Other non-recurring costs and non-operating (income) costs (5)	—	0.04	—	(0.04)
Adjusted Earnings (Loss) Per Share*	$0.29	$(0.14)	$(0.41)	$(1.77)

Due to the timing of the consummation of the GNOG Transaction, the above periods, to the extent applicable, exclude GNOG’s operations prior to the closing date of May 5, 2022.
_____________
*    Weighted average number of shares used to calculate Adjusted Earnings (Loss) Per Share for the fourth quarter and year ending December 31, 2023 was 468.1 million and 462.6 million, respectively; totals may not sum due to rounding.
(1)Reflects stock-based compensation expenses per share resulting from the issuance of awards under incentive plans.
(2)Reflects capital markets advisory, consulting, accounting and legal expenses per share related to evaluation, negotiation and integration costs incurred in connection with proposed, pending or completed transactions and offerings, including costs relating to DraftKings’ acquisition of Golden Nugget Online Gaming, Inc. in 2022.
(3)Primarily reflects external legal costs related to litigation and litigation settlement costs, in each case per share, deemed unrelated to DraftKings’ core business.
(4)Reflects non-recurring and non-ordinary course costs per share relating to advocacy efforts and other legal expenses in jurisdictions where DraftKings does not operate certain product offerings and is actively seeking licensure, or similar approval, for those product offerings. This adjustment excludes (i) costs relating to advocacy efforts and other legal expenses in jurisdictions where DraftKings does not operate that are incurred in the ordinary course of business and (ii) costs relating to advocacy efforts and other legal expenses incurred in jurisdictions where related legislation has been passed and DraftKings currently operates. For 2022, those costs primarily related to our support of Proposition 27 in California.
(5)Primarily includes the change in fair value of certain financial assets, as well as the Company’s equity method share of the investee’s losses and other costs relating to non-recurring and non-operating items, in each case per share.

Information reconciling forward-looking fiscal year 2024 Adjusted EBITDA to its most directly comparable GAAP financial measure, net income (loss), is unavailable to DraftKings without unreasonable effort due to, among other things, certain items required for such reconciliations being outside of DraftKings’ control and/or not being able to be reasonably predicted. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the Company without unreasonable effort. DraftKings provides a range for its Adjusted EBITDA forecast that it believes will be achieved; however, the Company cannot provide any assurance that it can predict all of the components of the Adjusted EBITDA calculation. DraftKings provides a forecast for Adjusted EBITDA because it believes that Adjusted EBITDA, when viewed with DraftKings’ results calculated in accordance with GAAP, provides useful information for the reasons noted above. However, Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income (loss) or cash flow from operating activities or as an indicator of operating performance or liquidity.

About DraftKings

DraftKings Inc. is a digital sports entertainment and gaming company created to be the Ultimate Host and fuel the competitive spirit of sports fans with products that range across daily fantasy, regulated gaming and digital media. Headquartered in Boston and launched in 2012 by Jason Robins, Matt Kalish and Paul Liberman, DraftKings is the only U.S.-based vertically integrated sports betting operator. DraftKings’ mission is to make life more exciting by responsibly creating the world’s favorite real-money games and betting experiences. DraftKings Sportsbook is live with mobile and/or retail sports betting operations pursuant to regulations in 26 states and in Ontario, Canada. The Company operates iGaming pursuant to regulations in five states and in Ontario, Canada under its DraftKings brand and pursuant to regulations in three states under its Golden Nugget Online Gaming brand. DraftKings’ daily fantasy sports product is available in 44 states, certain Canadian provinces, and the United Kingdom. DraftKings is both an official daily fantasy and sports betting partner of the NFL, NHL, PGA TOUR, and UFC, as well as an official daily fantasy partner of NASCAR, an official sports betting partner of the NBA and an authorized gaming operator of MLB. In addition, DraftKings owns and operates both DraftKings Network and Vegas Sports Information Network (VSiN), to provide a multi-platform content ecosystem with original programming. DraftKings is committed to being a responsible steward of this new era in real-money gaming with a Company-wide focus on responsible gaming and corporate social responsibility.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including statements about the Company, Jackpocket and their respective industries that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release, including statements regarding guidance, DraftKings’ and Jackpocket’s consummation of the proposed transaction and future results of operations or financial condition, strategic plans and focus, user growth and engagement, product initiatives, and the objectives and expectations of management for future operations (including launches in new jurisdictions and the expected timing thereof), are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “confident,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “going to,” “intend,” “may,” “plan,” “poised,” “potential,” “predict,” “project,” “propose,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. DraftKings cautions you that the foregoing may not include all of the forward-looking statements made in this press release.

You should not rely on forward-looking statements as predictions of future events. DraftKings has based the forward-looking statements contained in this press release primarily on its current expectations and projections about future events and trends, including the current macroeconomic environment, that it believes may affect its and Jackpocket’s business, financial condition, results of operations, and prospects. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside DraftKings’ and Jackpocket’s control and that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include, but are not limited to, the outcome of any legal proceedings that may be instituted against DraftKings and Jackpocket following the announcement of DraftKings’ proposed acquisition of Jackpocket; the inability to complete DraftKings’ proposed acquisition of Jackpocket, including the failure to obtain the requisite approvals of applicable regulatory authorities or the failure to satisfy certain other conditions to closing in the merger agreement for the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement or could otherwise cause DraftKings’ proposed acquisition of Jackpocket to fail to close; the risk that DraftKings’ proposed acquisition of Jackpocket disrupts current plans or operations as a result of the announcement and consummation of the proposed transaction; the ability to recognize the anticipated benefits of DraftKings’ proposed acquisition of Jackpocket, which may be affected by among other things, competition and the ability of DraftKings and Jackpocket to manage growth and retain its key employees; costs related to the proposed transactions; DraftKings’ and Jackpocket’s abilities to execute their respective business plans and meet their respective projections; potential litigation involving DraftKings or Jackpocket; changes in applicable laws or regulations, particularly with respect to online gaming, digital lottery courier or similar businesses; general economic and market conditions impacting demand for DraftKings’ and Jackpocket’s products and services; economic and market conditions in the media, entertainment, gaming, lottery and software industries in the jurisdictions in which DraftKings and Jackpocket operates; market and global conditions and economic factors, as well as the potential impact of general economic conditions, including inflation, rising interest rates and instability in the banking system, on DraftKings’ and Jackpocket’s liquidity, operations and personnel, as well as the risks, uncertainties, and other factors described in “Risk Factors” in DraftKings’ filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that DraftKings makes from time to time with the SEC. The forward-looking statements contained herein are based on DraftKings management’s current expectations and beliefs and speak only as of the date hereof, and neither DraftKings nor Jackpocket makes any commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations, except as required by law.

Contacts

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Media@draftkings.com

@DraftKingsNews

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Investors@draftkings.com